Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-138095 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 333-138095 on Form S-8, Registration Statement No. 333-153360 on Form S-8, and Registration Statement No. 333-169693 on Form S-8 of our reports dated March 26, 2012, relating to the consolidated financial statements of SAIC, Inc. and the effectiveness of SAIC, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of SAIC, Inc. for the year ended January 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 26, 2012